VOXX International Corporation Fiscal 2017 Second Quarter Results
October 13, 2016

C: Glenn Wiener; GW Communications; Owner, IR
C: Pat Lavelle; VOXX International Corporation; President, CEO
C: Michael Stoehr; VOXX International Corporation; SVP, CFO

P: James Medvedeff; Cowen and Company; Analyst
P: Bill Caton; First Wilshire Securities Management, Inc.; Analyst

Presentation
Operator: Good day, ladies and gentlemen, and welcome to the VOXX International Results Conference Call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to turn the conference call over to Glenn Wiener, Investor Relations. Please go ahead, sir.

Glenn Wiener: Thank you, and good morning, everyone. Welcome to VOXX International's Fiscal 2017 Second Quarter Results Conference Call. Our call today is being webcast on our website, www.voxxintl.com, and can be accessed in the Investor Relations section. We also have a replay for those who are unable to join us this morning.

We filed our Form 10-Q with the Securities and Exchange Commission and issued our press release over PRNewswire yesterday. Both copies can be found on our website in the IR section under SEC Filings and News Releases, respectively.

Joining me this morning, and speaking for management, will be Pat Lavelle, our President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both of whom will be available for questions after our prepared remarks.

Before I turn the call over to Pat, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10K for 2016 period ended February 29, 2016.

I want to thank you all for your continued support and interest in our company. We're excited with the road ahead. And at this time, I'd like to turn the call over to our CEO, Pat. Pat?

Pat Lavelle: Thank you, Glenn, and good morning, everyone. I'll begin today with a recap of our second quarter results, and then I'll follow with a few remarks on our outlook before turning the call over to Michael.

We reported a 3.3% increase in net sales, driven by growth in our Consumer Accessories and Premium Audio segments. While sales are off approximately 1% year-to-date, we're building momentum and we still expect to show year-over-year improvements. Our second quarter gross margins of 29.2% are consistent with last year's Q2, and in line with our budget. And our total expenses are down with $4.5 million, or close to 9%. This includes the addition of EyeLock expenses, and we continue to be vigilant in managing our cost structure.

We posted an operating loss of approximately $800,000 for the quarter; a more than $6 million improvement compared to last year's second quarter. And net income attributable to VOXX of $3 million marks a $7.4 million year-over-year improvement.

Lastly, we reported EBITDA of $6.7 million compared to an EBITDA loss of $1.7 million. And on an adjusted basis, our EBITDA of $6.9 million is up over $2 million. We are starting to see a positive shift in our business.

Looking at our segments, the Automotive sales were down $4.4 million for the quarter and $13 million for the six-month comparisons. When taking into account our licensing of Jensen, sales on an apples-to-apples basis were down $1.4 million for the quarter and $6.7 million for the six-month period. What's driving this is while aftermarket sales are lower due primarily to the Jensen licensing, our OEM sales were down slightly as well in certain North American market, where contracts are reaching end of life in fiscal 2017 with new launches scheduled for next year.

Internationally, sales of antenna and tuner products continue to grow. With the new contracts we've been awarded over the past one to two years alone, we are confident that this segment will be a growth driver for years to come.

I am pleased to report that during the second quarter, we were awarded additional OEM business valued at over $45 million, which includes further volume increases of our Bluetooth/WiFi antenna with Daimler and new antenna awards with Volkswagen, both existing customers with contracts spanning from 2017 through 2030; two new contracts with Audi for our LTE Automotive antennas; a smart antenna award with a leading satellite communication company, which will begin in our fiscal third quarter; and two awards with a new customer, which I cannot announce at this moment, but these are for two versions of our dual feed GNSS antenna.

And also for the second year in a row, we have been recognized by Daimler Trucks North America as one of the Masters of Quality Suppliers. The fact that only 7% of their suppliers have earned this prestigious award is a testament to our engineering, sales, and service capabilities.

Based on our year-to-date performance and recent reports on domestic vehicle sales, we now expect Automotive sales to be down for the year. However, those declines will be partially offset by growth in our international business. That said, the booked business we have and the expected start dates of the new programs makes us confident in our ability to drive growth in this segment next fiscal year and beyond.

Over the past three quarters alone, we've secured approximately $380 million of new business, and our pipeline continues to build. For the second quarter, our gross margins are holding firm, up 60 basis points. And our expenses are down over $700,000 as we've made cuts in our SG&A to fund R&D and product innovation. Even with the modest sales decline in Q2, profitability is consistent with last year's second quarter.

Net sales in the Consumer Accessories were up over 13% for the second quarter and up 2.5% through the first 6 months. Gross margins were down modestly, 80 basis points for the quarter and 50 basis points for the six months mainly due to product mix. The margin declines, however, were more than offset by actions we took to lower core overhead in light of the added expenses from EyeLock.

Some of the sales highlights for the quarter. Our reception category continues to perform well as we maintained our number one market share. We're starting to build momentum in sales of 360fly action cameras following the launch of our 4K model last quarter. We have added sales of our Project Nursery baby monitors, a new category for us this year, in the growing and lucrative baby market. And our international sales were also up, primarily due to upgrades to the digital broadcasting platform in Europe, prompting new equipment sales.

The third quarter has started off on the right foot, and we have a strong retail placement for the all-important holiday season. Our 808 brand of Bluetooth speakers has quickly grown to be one of the top three brands in the under $100 price segment. We have broadened our assortment, expanded retail distribution and have several new 808 branded products that will be unveiled at CES 2017.

I'm pleased to report the launch of the first ever combined TV reception device with a built-in WiFi extender, a new VOXX solution, which will be launched by two of our largest retail partners, Walmart and Best Buy. August marked the introduction of our Project Nursery branded line up. This, as I said, is a new category for us, and it will take time to build volume. However, initial feedback from our retail partners and consumers has been positive. We have promotions underway for our baby monitors, and we'll begin promotions for infant sight and sound projectors in Q3.

We also have a number of new product expansions planned for the calendar year 2017. We have a new partnership agreement with Striiv, a developer of wearable technology, another new market and technology. And we will manage the sales and distribution of the Striiv product lines, and expect sales to begin in our fiscal third quarter.

Lastly, EyeLock. September marked the first shipment of our perimeter access product to one of the largest financial institutions in the country. Tyco is our integration partner on this groundbreaking project. We also continue to work with a large government agency to develop a multimodal, next generation biometric identification solution.

Additionally, with the introduction of an iris solution on Samsung's Galaxy 7, we have received additional inbound interest regarding our technology. There is a lot of activity and even more potential, and we remained focused on building out our solutions portfolio for a number of large global markets with increased activity in the automotive, data center, and healthcare sectors.

We are most proud of the strides that we have made in Premium Audio. We made the investments that were needed to drive innovation, built out our leadership and technology teams, and entered new categories, all of which increased our potential.

Net sales for the quarter were up 15.5% and year-to-date are up 12.6%. Gross margins increased as well, 30 basis points for the quarter, and 150 basis points year-to-date. And expenses were down $6.9 million, although last year's second quarter included $6.2 million of noncash asset impairment charges for a net decrease of $700,000 in overhead for the quarter.

Driving the sales increases are higher volumes of our HD wireless and Bluetooth speakers; our newest soundbars, which include wireless subwoofers; our home entertainment speaker lines and headphone sales driven by our new Bluetooth models. International sales were off slightly, and we also had a modest timing related decline in sales of commercial speakers.

Overall, though, products introduced in last year's fourth quarter have continued throughout the first half of the year and we are selling well. We have every reason to believe this trend will continue. We have a good flow of orders carrying into the holiday season, and a number of new products, just a few, which were launched at the recent IFA and CES shows. We debuted our new Klipsch stream system, a complete line of soundbars, wireless speakers, audio converters, and amplifiers; all of which feature DTS Play-Fi multi-room wireless technology. We also showcased four new reference soundbars, each featuring HDMI 2.0 and the ability to pass-through 4K Ultra HD. And we introduced a line of dynamic landscape speakers and DSP amplifiers, designed for the custom installation market.

In summary, business conditions are improving. While sales are roughly in line with fiscal 2016 year-to-date, remember that we said as we began fiscal 2017 that we expected to see an increase in the second half, and that remains true. Our margins of 29.4% are up, and we continue to track to plan. And expenses are essentially flat year-to-date, and this includes approximately $8.5 million related to EyeLock.

We're effectively managing our business and our overhead, and we expect to be profitable in the second half of the year. Beyond that, we have a strong foundation to build on as we move into next year, especially with several new automotive contracts starting.

At this point, I will turn the call over to Michael to touch base on our balance sheet, and then we'll open it up for questions. Mike?

Michael Stoehr: Thanks, Pat. Good morning, everyone. I'd like to make just a few quick comments around our income statement, and then I'll address our balance sheet before we open up the call for questions.

As for the second quarter, we reported a $4.5 million decline in our operating expenses. Last year's second quarter included $6.2 million of intangible asset impairment charges, so the expenses were up $1.7 million excluding this. However, EyeLock added approximately $4.1 million of expenses during the quarter. Excluding the impairment charges and EyeLock-related expenses, our core overhead declined by $2.4 million.

I'd also like to point out that R&D expenditures totaled $8.7 million for the quarter, up $2.7 million versus quarter two of last year. EyeLock accounted for $2 million of the R&D increase, and the remainder was spread out throughout VOXXHirschmann and Premium Audio. For the six months, R&D increased by approximately $8 million.

There was little change in the other income expenses for the comparable quarters. Interest and bank charges increased by approximately $200,000, equity in income of equity investees increased approximately $100,000, and other net remained unchanged. We had an income tax benefit of $2.3 million in fiscal 2017 second quarter compared to $2.5 million in last year's comparable period.

However, during the three months ended August 31, 2016, and based on anticipated results for the full fiscal year and year-to-date losses, we do not believe fiscal 2017 will yield a tax benefit, and therefore, we are using 45.1% as the basis for our annual effective tax rate, excluding any discrete items. This is higher than the statutory rate of 35% primarily due to an income tax provision resulting from the increase in deferred tax liabilities related to indefinite-lived intangibles.

The effective tax rate for three and six months ended August 31, 2016, was a benefit of 236.3% and 43.1%, respectively, compared to a benefit of 35.8% and 29.9% respectively in the comparable prior periods.

At August 31, 2016, the Company had an uncertain tax position liability of $5.1 million, including interest and penalties. The unrecognized tax benefits include amounts related to various U.S. federal, state, and local and foreign tax issues. We reported net income of $1.3 million for the quarter compared to a net loss of $4.4 million. The net loss attributable to our non-controlling interest in EyeLock was $1.7 million, resulting in the net income attributable to VOXX of $3 million versus a net loss of $4.4 million, and an improvement of $7.4 million.

Our cash position as of July -- as of August 31, was $4.9 million versus $11.8 million as of February 29, 2016. Cash receivable net were $81.8 million, down $5.9 million. Our inventory position stood at $160.8 million, up $16.8 million, and this was principally due to a higher inventory in support of product load-ins planned for the third quarter within our Consumer Accessories and Premium Audio segments. As a result, our accounts payable net was $71.3 million, up $15.5 million.

Our total debt as of the quarter end, less our current portion of long-term debt and less debt issuance cost, stood at $92.9 million, as compared to $88.2 million, an increase of $4.7 million. The increase was primarily in our domestic credit facility, which amounted to $87.5 million at the quarter end, as compared to $72.3 million at our fiscal year-end. The main offsetting factor was the removal of $5.7 million mortgage associated with our mortgage repayment in conjunction with the amendment to our credit facility.

Additionally, our Euro asset-based line of credit declined by approximately $1 million. You can find a breakout of our debt position in Item 15 of our Form 10-Q. As of August 31, our excess availability related to our revolving credit facility borrowing base was $26.9 million versus $21.4 million as of May 31. As our company continues to generate cash flow from operations, we believe we have sufficient resources to support our EyeLock investment and the working capital needs of our company. Also, and as I've mentioned in my remarks last quarter, we expect to be generating positive operating income and EBITDA in fiscal 2017, and we'll invest strategically to drive growth and improve profitability and future cash flow.

Pat?

Pat Lavelle: Okay, Operator. We're ready to take calls.

Q&A
Operator: (Operator Instructions) James Medvedeff with Cowen & Company.

James Medvedeff: My first question is on the Automotive business. So, I think you said $380 million of new contracts in the last nine months, $45 million this quarter. But how should we think of -- and yet sales are down in that segment. When do the new contracts coming in, sort of take over from the old contracts rolling off, so that -- when should we begin to see some growth in that business?

Pat Lavelle: Yes, we expect to see growth in the next year. What happens normally is, as the -- within our North American business, as we reach the end of life for a particular project, the manufacturer slows down the purchasing in the product to move out their inventory, and then the new launch will start. We have launches scheduled in May of next year for a number of new vehicles with GM, and with Lincoln, where we have announced previously. And we believe that the volume generating by these new contracts, because they're on additional vehicles, more than what we have right now, will drive growth in our North American business. And within our European business, our book business is showing a fairly nice improvement as we look into our fiscal 2018, 2019, and 2020.

James Medvedeff: And then the gross margin in that business, up 60 basis points a year-over-year, but 130 basis points versus the first quarter. How sustainable is that and what's driving it?

Pat Lavelle: Normally what happens is, is that we are constantly starting new projects. I mean, new programs are coming in, and it's a bit of a product mix, where we have some higher margins in certain categories than in others. But I would expect that we would be able to maintain somewhere where we are right now, as far as our margins, as the new programs come in.

James Medvedeff: Premium Audio. I guess the main question I have there is the decline in gross margin versus the first quarter. Now maybe first quarter was unusually high, but could you just talk about how the -- sort of the progression of gross margin in that business?

Pat Lavelle: We expect the gross margins to stay pretty well constant. If you look back over our quarters, we're seeing gradual improvement, and this again comes -- as we introduce new product, we have the ability to set the new prices. So we're anticipating that we'll be able to hold margins pretty much where we are right now.

James Medvedeff: Okay. And so that would be a decline? You stated around 33% in your fiscal third quarter. That will be a decline year-over-year, is that -

Pat Lavelle: No, I think you're going to see us somewhere in the 33% to 34%.

James Medvedeff: And then, Consumer Accessories, again, a margin decline year-over-year and quarter-over-quarter. What's driving that?

Pat Lavelle: You're going to see that more as a normal. As we enter into some of the new products, some of them are more consumer electronics than consumer accessories, where you would generate higher margins on accessory products. So we have a mix of new product development, where we can see that it's falling into the accessory category or it's falling into the consumer electronic category. So with some of the new products that we are introducing, they're falling into the consumer electronics category, which will have a lower margin structure, but normally have a higher volume of sales.

James Medvedeff: So I think you covered the decline in -- I am sorry, you talked about R&D, and that was down nicely quarter-over-quarter, and it's nice to see that you're moving money out of G&A into R&D, I think that is the right thing. So -- but the question I have is G&A down sharply -- or couple of million year-over-year and couple of million quarter-over-quarter. Is this the new run rate for G&A? Or does that go back up in the second half?

Pat Lavelle: Well, if you recall in the statement that we made, we had a $6.2 million impairment last year, okay?

James Medvedeff: Right.

Pat Lavelle: So when you take that all into consideration, this is the run rate that we have right now. Yes, it will -- we're tweaking it. As we enter new categories, we need to bring on some new engineering resources and things like that. So I think we are going to be pretty consistent at this particular point in time. But as some of the new products take hold, we're going to have to support those new products with more engineering and things like that. So you'll see some increases in overhead in the Premium Audio space and possibly the accessory space.

And then, depending on the new projects and how we work the contracts, whether the NRE is in the selling price or whether the NRE comes in as a check, that will move the needle on our R&D within the Automotive space up and down. But all in all, I would say that we would stay pretty consistent. I'm not going to let the overhead expand too much, because, obviously, we've got -- we're focused on the bottom line.

James Medvedeff: And just a point of clarification on the tax rate. When you say 45%, is that for the remaining two quarters or is that what the full year average year?

Michael Stoehr: It's full year. That was the full year average. We looked at the third and fourth quarter, that there'll probably be tax charges because of the deferred tax credits with the intangibles. These are non-cash charges, by the way.

Operator: (Operator Instructions) And I am showing no further questions at this time.

Pat Lavelle: Okay, everyone. Well, I thank you for attending this morning and for your continued interest in VOXX. Hold on one second. What's that?

Glenn Wiener: Do we have some questions?

Operator: Bill Caton with First Wilshire.

Bill Caton: My question is on EyeLock. So through Tyco installation, you landed a financial institution. How do you think about that? Is it a small installation? Is it firm-wide at the financial institution? Any more detail you could talk about in terms of -

Pat Lavelle: I can't give too much detail because obviously it revolves around the security of the bank. But it is a number of locations, data point, data rooms and things like that, that they're looking to protect with our solution. We have a number of large security partners, whether it’d be Tyco or Stanley or some of the other value-add suppliers. So this, we believe, is the start, where the vetting process of our system at this institution has gone on for over two years. And I do believe that the fact that we are making the installations now, it's not a small number of installations, I think will help our overall business as the other banks become aware of what they're doing.

Bill Caton: And then this instance, was this Tyco's relationship? Or did you guys -- did you secure this relationship and then you utilized Tyco on the install?

Pat Lavelle: We have been working with Tyco for a number of years. But we also worked directly with the financial institution. I would say it was a joint effort. We obviously had to work very closely with them to incorporate our system into their overall security system.

Operator: Thank you. I am showing no further questions at this time. I would like to turn the call back to management for closing remarks.

Pat Lavelle: Okay. Once again, I thank you for attending. I'm sorry for the fact that we moved the date, but we wanted to make sure that we got past the Jewish holidays and had everybody available for the call. I thank you for your interest in VOXX, and I wish you all a good day.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This concludes the program and you may all disconnect.